UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2019

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10603 W. Sam Houston Pkwy N., Suite 300 Houston, Texas		77064
(Address of principal executive offices)		(Zip Code)

(713) 849-9911

(Registrant’s telephone number, including area code)

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Share Purchase Agreement

On January 10, 2019, Flotek Industries, Inc. (the “Company”) entered into a Share Purchase Agreement (the “Purchase Agreement”) with Archer-Daniels-Midland Company (“ADM”) for the sale (the “Divestiture”) of all of the shares representing membership interests in its wholly owned subsidiary, Florida Chemical Company, LLC (“FCC”), for total consideration of $175 million in cash, subject to post-closing working capital and other adjustments.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type. The Purchase Agreement also contains certain covenants with respect to the period of time between the execution date and the closing of the Divestiture.

Consummation of the Divestiture is subject to satisfaction or waiver of various conditions, including, among others (1) the accuracy of the representations and warranties of the parties as of the closing date, (2) the performance of various covenants and agreements of the parties through the closing date and (3) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Divestiture is expected to close in the first quarter of 2019.

The Purchase Agreement contains certain termination rights for the Company and ADM, including, among others, if (i) the closing has not occurred on or prior to March 31, 2019 through no fault of the terminating party; and (ii) certain of the conditions to closing specified in the Purchase Agreement are not satisfied by the closing date through no fault of the terminating party.

ADM has generally agreed to indemnify the Company for breaches of its representations, warranties and covenants contained in the Purchase Agreement, and the Company has generally agreed to indemnify ADM for breaches of its representations, warranties and covenants contained in the Purchase Agreement, each of which is subject to certain survival period limitations, claim thresholds, caps and deductibles.

The Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K, and the foregoing description of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Terpene Supply Agreement

Pursuant to the terms of the Purchase Agreement, upon closing of the Divestiture, Flotek Chemistry, LLC, a wholly owned subsidiary of the Company (“Flotek Chemistry”), and FCC will enter into a Supply Agreement (the “Terpene Supply Agreement”), pursuant to which FCC will supply terpene to Flotek Chemistry at specified prices for specified quantities.

The Terpene Supply Agreement will begin on the closing date of the Divestiture and expire on December 31, 2023, subject to early termination in the event of a material breach (subject to a thirty-day cure period) or a bankruptcy event by a party. Flotek Chemistry may elect to extend the term of the Terpene Supply Agreement for an additional year by giving written notice to FCC on or prior to September 30, 2023.

Citrus Burst Supply Agreement

Pursuant to the terms of the Purchase Agreement, upon closing of the Divestiture, Flotek Chemistry and FCC will enter into a Supply Agreement (the “Citrus Burst Supply Agreement”, and together with the Terpene Supply Agreement, the “Supply Agreements”), pursuant to which Flotek Chemistry will supply citrus burst to FCC at specified prices for specified quantities.

The Citrus Burst Supply Agreement will begin on the closing date of the Divestiture and expire on December 31, 2023, subject to early termination by a party in the event of a material breach (subject to a thirty-day cure period) or a bankruptcy event by the other party. FCC may elect to extend the term of the Citrus Burst Supply Agreement for an additional year by giving written notice to Flotek Chemistry on or prior to September 30, 2023.

The Company intends to request confidential treatment for certain portions of the Supply Agreements, which will be filed as exhibits to a Current Report on Form 8-K once they are executed upon closing of the Divestiture.

Item 7.01.	Regulation FD Disclosure.

On January 11, 2019, the Company issued a press release announcing the Divestiture described above. The January 11, 2019 press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of the Company’s under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1	Share Purchase Agreement, dated as of January 10, 2019, by and between the Company and ADM*

99.1	Press Release dated January 11, 2019

*

Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted exhibits or schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: January 16, 2019	/s/ Elizabeth T. Wilkinson
	Name:	Elizabeth T. Wilkinson
	Title:	Chief Financial Officer